UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES PURSUANT TO SECTION
12(b) OR (g) OF THE SECURITIES EXCHANGE ACT OF 1934

CUTTER & BUCK INC.

(Exact name of registrant as specified in its charter)

WASHINGTON	91-1474587
(State of Incorporation)	(I.R.S. Employer Identification No.)

701 N. 34th Street, Suite 400
Seattle, Washington	98103
(Address of principal executive offices)	(Zip Code)

If this form relates to the registration of a class of	If this form relates to the registration of a class
Securities pursuant to Section 12(b) of the Exchange	Of securities pursuant to Section 12(g) of the Exchange
Act and is effective pursuant to General Instruction	Act and is effective pursuant to General Instruction
A.(c), please check the following box. ☐	A.(d), please check the following box. ☒

Securities Act registration statement file number to
which this relates:	(If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class	Name of Each Exchange on Which
To be so Registered	Each Class is to be Registered

Securities to be registered pursuant to Section 12(g) of the Act:

Class A Junior Preferred Stock

(Title of Class)

This Form 8-A/A amends and supplements the Form 8-A filed with the Securities and Exchange Commission by the Registrant on November 27, 1998 (the “Original Form 8-A”).  Capitalized terms used without definition herein shall have the meaning set forth in the Rights Agreement, dated November 20, 1998, incorporated by reference into the Original Form 8-A (the “Rights Agreement”).

Item 1.  Description of Registrant’s Securities to be Registered.

Item 1 of Original Form 8-A is amended and supplemented by adding the following:

On October 19, 2005, the Registrant and Mellon Investor Services, LLC, as Rights Agent, entered into a First Amendment to Rights Agreement (the “Amendment”).  Pursuant to the Amendment, the Rights Agreement will terminate, and the Rights will expire, on November 18, 2005, unless the Rights are triggered prior to that date.

The Amendment was filed with the Securities and Exchange Commission by the Registrant as an exhibit to its Current Report on Form 8-K, filed October 21, 2005, and is hereby incorporated by reference.  The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment.

Item 2.  Exhibits.

Exhibit No.	Description

10.1

First Amendment to Rights Agreement, dated as of October 19, 2005, by and between Cutter & Buck Inc., a Washington corporation, and Mellon Investor Services, LLC, a New Jersey limited liability company. Incorporated by reference to Exhibit 10.7 to Registrant’s Current Report on Form 8-K filed on October 21, 2005.

Signature

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

CUTTER & BUCK INC.

Date: October 25, 2005	By:	/s/ Ernest R. Johnson
	Name:	Ernest R. Johnson
	Title:	Chief Financial Officer
and Senior Vice President